Exhibit 10.22

AMENDMENT NO. 1 TO

AMENDED STRATEGIC RELATIONSHIP AGREEMENT

This Amendment No. 1 to the Amended Strategic Relationship Agreement, is made and effective as of July 1, 2010 (“Amendment”), between Ellie Mae, Inc., a Delaware corporation (“Ellie Mae”), and Saving Street, LLC., a New York limited liability company (“SavingStreet” and, together with Ellie Mae, the “Parties”).

WHEREAS, Ellie Mae and SavingStreet previously entered into an Amended Strategic Relationship Agreement, dated as of June 15, 2010 (the “Agreement”);

WHEREAS, the Parties desire to amend their respective obligations as set forth in the Agreement in order to clarify the obligations of the Parties with respect to the Program (also known as the Customer Loyalty Service to Encompass Software users); and

WHEREAS, Ellie Mae and SavingStreet have agreed to amend the Agreement as set forth herein;

NOW, THEREFORE, in consideration of the foregoing premises and for good and valuable consideration, the receipt of which is hereby acknowledged, Ellie Mae and SavingStreet hereby agree as follows:

1. Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Agreement.

2. Additional SavingStreet Responsibilities. In addition to the responsibilities set forth in the Agreement related to the Program, SavingStreet agrees to:

a. Initiate the Customer Loyalty Service by promptly sending a welcome email to each Borrower on behalf of the Broker signed up to the Customer Loyalty Service with the option for such Borrowers to accept, decline or choose later whether to accept or decline participation in the Customer Loyalty Service.

b. In the event that Borrower chooses to accept participation in the Customer Loyalty Service, deliver to Borrower at least ten (10) email correspondences per year for a period of five (5) years, which shall be sent on behalf of, and may be personalized in, Broker’s name as requested by, the Broker.

c. Design and develop appropriate email correspondences to Borrowers that aid the Broker in the management of its customer relationships with its Borrowers, including reminders related to the loan application process and the provision of special offers for Borrowers to purchase products and services from third party providers.

d. Maintain a website promoting the special offers and services through appropriate vendors as Ellie Mae and SavingStreet shall agree.

e. Include additional services and assistance as Ellie Mae and SavingStreet may agree from time to time in the promotion of the Customer Loyalty Service.

f. Administer a reliable, automated, instant capability for the Borrower to permanently opt out of the Customer Loyalty Service at any time, and upon such opt out by Borrower,

immediately cease further correspondence or contact with the Borrower and use of such Borrower’s NPI (as defined below).

3. Additional Ellie Mae Responsibilities. In addition to the responsibilities set forth in the Agreement related to the Program, Ellie Mae agrees to be responsible for:

a. Marketing and sales efforts of the Customer Loyalty Service to its Brokers, and all costs related to such efforts.

b. Collection of amounts due from Brokers that purchase the Customer Loyalty Service.

c. Providing sufficient information to SavingStreet in order for SavingStreet to deliver Section 2(a) above.

d. Upon confirmation from SavingStreet that the Borrower has agreed to participate in the Customer Loyalty Service, provide SavingStreet additional information in order for SavingStreet to deliver Section 2(b) above.

4. Fees. In exchange for the SavingStreet’s delivery of the Program, Ellie Mae will pay SavingStreet 50% of the fees Ellie Mae bills the Brokers that subscribe to the Customer Loyalty Service, provided that SavingStreet shall be paid no less than $5 for each Borrower loan file subscribed to the Customer Loyalty Service. Ellie Mae shall remit payment to SavingStreet on the 15th of each month beginning on September 15, 2010. All fees received by SavingStreet hereunder shall not affect any profit sharing arrangements that Ellie Mae and SavingStreet may otherwise have pursuant to the Agreement. Notwithstanding the foregoing, the fees received by Ellie Mae from Brokers in connection with the Customer Loyalty Service shall apply to the $5,000,000 payment threshold amount in connection with the exercisability of the Common Stock Purchase Warrant, dated September 30, 2008, issued to SavingStreet (the “Warrant”) pursuant to Section 1(a) of the Warrant.

5. No Annual Minimum. Section 10e. of the Agreement shall be deleted in its entirety.

6. Notwithstanding Section 3 of the Agreement, in the event that the Customer Loyalty Program does not generate a revenue share to Ellie Mae in the amount of $250,000 or more at the end of each calendar year beginning with 2013 (“Minimum Revenue Share Requirement”), the exclusivity granted to SavingStreet shall terminate at the end of the calendar year in which the Minimum Revenue Share Requirement is not met.

7. Safeguarding Provisions. Consistent with its obligation under Sections 6.f., 16.1.b(vi), and 18.4 of the Agreement to protect Borrowers’ rights of privacy as required by applicable law, SavingStreet further agrees as follows:

a. Borrower information that shall be subject to these safeguarding provisions shall include nonpublic personally identifiable information provided by a Broker or a Borrower (including a loan Borrower, consumer or customer), or otherwise obtained by a Broker or by Ellie Mae, in connection with any transaction contemplated by or undertaken with a Borrower or any service provided to a Borrower, that is made available to or as to which SavingStreet becomes aware as part of the Program (hereinafter referred to as “NPI”).

b. SavingStreet agrees that it will use the NPI solely for the purpose of providing the Customer Loyalty Service to Borrowers. SavingStreet shall limit access to the NPI to its employees, subcontractors, agents and business partners, including but not limited to Third Party Providers of goods and services to Borrowers (collectively, its “Representatives”), who have agreed in writing to maintain the confidentiality of the NPI according to the same standards applicable to SavingStreet as under the Agreement and who have a need to know in order for SavingStreet to provide the Customer Loyalty Service under this Agreement.

c. SavingStreet agrees to ensure that Representatives who are given access to the NPI comply with the terms of this Amendment and the Agreement and do not remove, copy or otherwise misappropriate the NPI or any portion thereof. SavingStreet agrees that it shall not utilize any subcontractor to perform Services involving the exchange of NPI unless the subcontractor has executed an agreement with SavingStreet consistent with the safeguarding and confidentiality requirements of this Amendment and the Agreement.

d. SavingStreet agrees to maintain physical, electronic and procedural safeguards to prevent NPI, in any form or medium, from being disclosed or made available to any other person except as expressly permitted in this Amendment and in SavingStreet published Terms and Conditions and Privacy Policy as they may be revised from time to time. In that regard, in no event shall SavingStreet employ such safeguards that are less stringent than those employed by it to protect its own trade secrets and Proprietary Information.

e. SavingStreet agrees appropriately to encrypt, or cause the encryption of, NPI that is transmitted or transported by it, and not to store NPI or access NPI in other than an encrypted form or through the use of other means to help its confidentiality in accordance with these requirements. SavingStreet agrees that it will not store Ellie Mae’s data on a laptop computer, third party workstation or in any insecure environment unless it is encrypted. SavingStreet agrees not to commingle Ellie Mae’s data with that of third parties. SavingStreet shall be liable for any breach of security surrounding the protection of Ellie Mae’s data while in its possession or under its control. All encryption referenced hereunder shall utilize any encryption software that is routinely recognized as acceptable pursuant to industry standards, unless directed by Ellie Mae that a specific mode of encryption must be used. SavingStreet agrees that at no time will the NPI be stored or transmitted outside of the United States. Further, SavingStreet may not access Ellie Mae NPI remotely from locations outside of the United States.

f. SavingStreet agrees to implement appropriate measures properly to dispose of NPI in manner consistent with the safeguarding and confidentiality requirements of this Amendment and the Agreement.

g. SavingStreet agrees to provide evidence satisfactory to Ellie Mae of its compliance with these requirements, and that Ellie Mae and its duly authorized agents may audit SavingStreet, at such reasonable times as Ellie Mae may determine, including without limitation its systems, networks, information security policies and standards, training programs, and written arrangements with Representatives, to determine its compliance with these requirements.

8. Contributions by the Parties. Ellie Mae and SavingStreet agree to contribute $45,000 and $65,000, respectively, for certain technology and a dedicated salesperson to support the Program.

9. In the event of any inconsistency between this Amendment and the Agreement, this Amendment shall govern. All other provisions of the Agreement shall remain in full force and effect.

Between the date of this agreement and April 30th 2011, the parties agree to revisit the terms and conditions of the Strategic Relationship Agreement dated 2/21/08 and amended 6/15/2010 for a possible revision of terms. This agreement shall terminate on 1) April 30th 2011 if such revision is agreed to by such date, or 2) at such later date as the parties execute a revision of terms.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first written above.

ELLIE MAE, INC.
/s/ Sigmund Anderman
Signature
Name: Sigmund Anderman
Title: CEO

SAVING STREET, LLC
/s/ Rick Del Mastro
Signature
Name: Rick Del Mastro
Title: Member